UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2014

MW BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-198668	To be applied for
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2110 Beechmont Avenue, Cincinnati, Ohio	45230
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 231-7871

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry Into a Material Definitive Agreement

On November 12, 2014, MW Bancorp, Inc., a Maryland corporation (the “Company”) and Mt. Washington Savings Bank entered into an Agency Agreement with Sterne, Agee & Leach, Inc. (“Sterne Agee”), which will act as financial advisor during the Company’s stock offering and assist in the marketing of the Company’s common stock during its stock offering.

For these services, Sterne Agee will receive a management fee of $25,000, which has been paid, and a success fee of $225,000 for the shares of common stock sold in the subscription and community offerings.  The management fee will be credited against the success fee payable upon the consummation of the conversion.

If there is a syndicated community offering, Sterne Agee will receive a fee up to 6.00% of the dollar amount of the total shares sold in the syndicated community offering.  From this fee, Sterne Agee will pass onto selected broker-dealers, if any, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

In addition, Sterne Agee will receive a fee of $35,000 for records management services.  Sterne Agee will also be reimbursed out-of-pocket expenses up to $25,000 and legal expenses up to $75,000 in connection with the offering, subject to adjustment in the event of a material delay of the offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-198668) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated November 12, 2014.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01          Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description

1.1	Agency Agreement dated November 12, 2014, by and among the Company, Mt. Washington Savings Bank and Sterne Agee (exhibits omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MW BANCORP, INC.

DATE: November 14, 2014	By:	/s/ Gregory P. Niesen
Gregory P. Niesen
President and Chief Executive Officer